                                                            Exhibit 2.1.1

                                Third Amendment
                                      of
                           Asset Transfer Agreement
                                    between
                        OCCIDENTAL CHEMICAL CORPORATION
                                   as Seller
                                      and
                         BORDEN CHEMICALS AND PLASTICS
                         OPERATING LIMITED PARTNERSHIP
                                   as Buyer

   This Third Amendment of Asset Transfer Agreement (the "Third Amendment") dated as of May 2, 1995, is between Occidental Chemical Corporation ("Seller") and Borden Chemicals and Plastics Operating Limited Partnership ("Buyer"). Terms not otherwise specifically defined herein shall have the meanings assigned in the Asset Transfer Agreement between Seller and Buyer dated as of August 12, 1994, as amended by that First Amendment of Asset Transfer Agreement dated as of January 10, 1995, and as further amended by that Second Amendment of Asset Transfer Agreement dated as of March 16, 1995 (the "Agreement").

      WHEREAS, Seller and Buyer previously entered into the Agreement, and
      -------

      WHEREAS, Seller and Buyer wish to modify certain provisions of the
      ------
Agreement.

      NOW, THEREFORE, in consideration of the premises, the mutual promises
      --------------
hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as hereinafter set forth.

A. Section 9.5(a) of the Agreement is hereby amended to read, in its entirety, as follows:

      SECTION 9.5 Benefit Plans Transfer
      -----------

      (a) All Transferred Employees shall cease to accrue service credit except as expressly provided herein, under any and all of Seller's or any of its affiliate's or subsidiaries' Welfare Plans, or under any and all of Seller's or any of its affiliate's or subsidiaries' Pension Plans, in which participation had been available to such Transferred Employees, including, but not limited to, retirement and profit sharing plans, life, health, dismemberment, vacation benefits and deferred compensation pay. Expenses incurred and expenses for continuous periods of disability or hospitalization commencing but not completed as of the Closing Date shall be responsibility of the Seller. Seller's liability shall end when the disability or hospitalization ends. Seller shall retain responsibility for the administration of the account balances of the Transferred Employees who do not elect to transfer their assets to the Buyer from the Occidental Petroleum Corporation Savings Plan ("PSA") and the Occidental Petroleum Corporation Retirement Plan ("PRA"). Effective as of the Closing Date, Seller agrees to cause Occidental Petroleum Corporation to vest fully the Transferred Employees in their account balances in the PSA and the PRA. In that both the Seller, its affiliates and Buyer wish to accommodate Transferred Employees and provide maximum retirement portability, Seller agrees to make distributions to participants under the PSA in accordance with the provisions of Code section 401(k)(10) and under the PRA in accordance with the views expressed by the Internal Revenue Service in GCM39824, and to allow such participants to elect, in accordance with procedures set forth in Code section 401(a)(31), to make a "direct rollover" of so much of such distributions as may qualify, to the designated plans of Buyer. Any participant may elect to leave PSA or PRA plan balances in the PSA or PRA in lieu of taking a distribution. Any participant who elects to leave a balance in the PSA shall also be granted the right to continue making loan repayments, if any, by check, to Seller until such loan may be repaid. All such administrative actions shall be detailed and completed by Seller and Buyer no later than three full calendar months following the Closing Date. Buyer agrees to have the Borden Inc. Consolidated Retirement Savings and Employee Stock Ownership Plan accept distributions (but not loan amounts) as direct rollovers from the PSA and PRA and to credit such amounts to each Transferred Employee's respective individual account, subject to the individual employee promptly executing direct rollover documentation in a form acceptable to the Buyer.

B. In all other respects, the Agreement shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties hereto have caused their respective names to be subscribed to this Third Amendment as of the date and year first above written.


                                 BORDEN CHEMICALS AND PLASTICS
                                 OPERATING LIMITED PARTNERSHIP
                                 By its General Partner, BCP MANAGEMENT, INC.


                                 By:     /s/ Joseph M. Saggese
                                     ----------------------------------
                                             Joseph M. Saggese

                                 Title:           President
                                        -------------------------------



                                 OCCIDENTAL CHEMICAL CORPORATION


                                 By:       /s/ Donald G. Miller
                                     ----------------------------------
                                               Donald G. Miller

                                 Title: Vice President - Commercial Development

                                       2